ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of the 28th day of December, 2011 is by and between Mkono Media Corp., a British Columbia Corporation (“Buyer”), and Atrinsic, Inc., a Delaware corporation (“Seller”).

RECITALS:

This Agreement sets forth the terms and conditions upon which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, certain assets used by Seller in the conduct of the Business (as that term is hereafter defined).

In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Buyer and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1           Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party.  For the purposes of the foregoing, ownership, directly or indirectly, of twenty percent (20%) or more of the voting stock or other equity interest in a business shall be deemed to constitute control.

“Agreement” shall mean this Asset Purchase Agreement.

“Ancillary Agreements” shall mean the documents referred to in Section 5.1.

“Assigned Agreements” means those agreements set out in Exhibit “A” under the heading “Assigned Agreements”.

“Assignment and Assumption Agreement” shall have the meaning given to it in Section 5.1.

“Assumed Liabilities” shall have the meaning given to it in Section 4.2.

 “Business” shall mean only that business presently conducted by Seller utilizing the Purchased Assets.

“Buyer” shall have the meaning given to it in the preamble of this Agreement.

“Buyer Indemnified Party” shall have the meaning given to it in Section 14.2.

“Closing” shall have the meaning given to it in Section 2.2.

“Closing Date” shall have the meaning given to it in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Confidential Information” shall have the meaning given to it in Section 12.1.

“Deposit” has the meaning set out in Section 3.1.

“Effective Date”  means December 1, 2011.

 “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Indemnified Liabilities” shall mean, collectively, Seller’s Indemnified Liabilities and Buyer’s Indemnified Liabilities.

“Indemnified Party” shall mean either a Seller Indemnified Party or a Buyer Indemnified Party, as the context so requires.

 “Knowledge” or “to the knowledge” of a Party (or similar phrases) means to the extent of matters (i) which are actually known by such Party or which Party has reasonable grounds to know (ii) which, based on facts of which such party is aware, would be known to a reasonable Person in similar circumstances, and shall be deemed to include the knowledge of each of its executive officers.

“Losses” shall mean all losses, costs, claims, liabilities, fines, penalties, damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants.

“Party” shall mean either Seller or Buyer, individually, as the context so requires, and the term “Parties” shall mean Seller and Buyer together.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Proprietary Rights” means any and all of the following in any country, namely (i) patents, (ii) trademarks, (iii) domain names and domain registrations, (iv) copyrights, (v) trade secrets and (vi) all other ideas, inventions, know how, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether properties or rights); or (vii) any right (whether at law, equity, by contract or otherwise) to license, use, practice or otherwise exploit any of the items enumerated in the forgoing list.

“Purchase Price” shall have the meaning given to it in Section 3.1.

“Purchased Assets” shall have the meaning given to it in Section 2.1.

“Seller” shall have the meaning given to it in the preamble of this Agreement.

“Seller General Liabilities” shall have the meaning given to it in Section 14.2.

“Seller Indemnified Party” shall have the meaning given to it in Section 14.3.

“Taxes” shall mean all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on, minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

 “Trademarks” means all trade or brand names, business names, trade-marks, trade mark registrations and applications, service marks, service mark registrations and applications of the Business as further set out in Exhibit “A”.

ARTICLE II.
TRANSFER OF ASSETS AND PROPERTIES; CLOSING

2.1           Purchased Assets.  Subject to the terms and conditions of this Agreement, and based upon the representations and warranties contained in this Agreement, at the Closing, Seller or an Affiliate of Seller shall sell and convey to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from Seller or an Affiliate of Seller, all of such party’s right, title and interest in and to the assets, properties and rights set out in Exhibit “A” (the “Purchased Assets”).

2.2           Closing; Effective Time.

Subject to the satisfaction or waiver, if permissible, of the conditions set forth in Articles X and XI, the closing of the transactions (the “Transactions”) contemplated by this Agreement (the “Closing”) shall take place at a time and place mutually acceptable to the Parties on or before  January 6, 2012 , or such other date as the Parties shall mutually agree (the “Closing Date”) but not before Seller has received the written consent of Neustar to the transfer of Short Codes in accordance with paragraph 8.1.2; provided, however, that the Parties agree that all revenues earned and costs and Assumed Liabilities (as defined herein below) incurred by or in connection with the Purchased Assets, shall accrue to the benefit and be assumed by the Buyer as of the Effective Date.  The conveyance of the Purchased Assets shall be effective as of 7:00 a.m. or other agreed upon time local time, at the respective locations of such Purchased Assets, on the Closing Date (the “Effective Time”).

ARTICLE III.
PURCHASE PRICE

3.1           Purchase Price.

The total purchase price (“Purchase Price”) for the Purchased Assets shall be SIX HUNDRED FIFTEEN THOUSAND DOLLARS ($615,000.00) US.

Concurrently with the execution of this Agreement, the Buyer will pay to Steve Richter, the attorney for the Buyer in trust, by certified cheque or bank draft or other means of immediately available funds, the sum of Six Hundred and Fifteen Thousand Dollars ($615,000.00) US (the “Deposit”) as a deposit.  The Deposit will be deposited in an non- interest bearing account of a United States Bank in the City of San Diego, CA in the name of Union Bank of California.  The Parties acknowledge and agree that Steve Richter, attorney for Buyer, will provide written verification of the Deposit to Seller within one business day of the date of the execution of this Agreement. The Deposit will be released  in accordance with the following provisions:

(a)         If the Transactions are completed at the Closing Date, the Deposit  will be immediately released from trust and paid to the Seller and applied toward satisfaction of the Purchase Price.

(b)         If the Transactions are not completed for any reason at the Closing Date, the Deposit  will be released from trust and returned to the Buyer; provided, that if the Parties agree to delay the Closing Date for any reason, such Deposit thereon shall remain in trust until the agreed upon Closing Date.

(c)         The release from trust and payment of the Deposit to either Party in accordance with this Section 3 shall not prejudice the enforcement of any rights either Party may otherwise have under this Agreement.

3.2           Allocation of Purchase Price.

 The Purchase Price shall be allocated in accordance with Exhibit “D” which is attached to and made a part of this Agreement.  After the Closing, the Parties shall make consistent use of such allocation for all Tax purposes and in all filings, declarations, and reports with the Internal Revenue Service, including reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing to be filed with the Internal Revenue Service.  In any proceeding related to the determination of any Tax, neither Party shall contend or represent that such allocation is not a correct allocation.

3.3           Transfer Taxes.

Seller shall bear and be responsible for the payment of all Taxes (excluding Taxes based on or measured by income) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of this transfer of the Purchased Assets.

ARTICLE IV.
ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

4.1           General Limitation on Assumption of Liabilities.

At the Effective Time on the Closing Date, Seller or an Affiliate of Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, assume or become responsible for any liabilities or obligations of Seller or any other Person (other than as set forth in Section 4.2 or as otherwise specifically set forth herein).  For purposes of this Section 4.1 and Section 4.2, the phrase “liabilities and obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

4.2           Assumed Liabilities and Obligations.

Notwithstanding Section 4.1 and the other provisions of this Agreement and provided Seller has abided by 4.1, as of the Effective Date, Buyer shall assume and thereafter discharge, all of the liabilities and obligations accruing on and after the Effective Date in connection with the Purchased Assets including, without limitation, all expenses and costs in connection with and arising out of the normal day to day use and operation of the Purchased Assets which include, without limitation, all vendor, content provider, hosting, domain name, website content, operations compliance, intellectual property, subscriber database management and maintenance, subscriber enrollement and cancellation expenses and all other fees arising out of and in connection with the Purchased Assets (the “Assumed Liabilities”); provided that the rights thereunder have been duly and effectively assigned to Buyer at the Effective Time; provided further, that Buyer shall not assume or discharge any obligation relating to i) a breach of the terms of an Assigned Agreement caused by the assignment thereof to Buyer as of the Effective Time or ii) a material breach by the Seller of Article 8.1.1 or 8.2 hereof.  Except as specifically provided in this Agreement, Buyer does not and will not assume or become obligated to pay or perform with respect to third parties any liabilities or obligations related to the Purchased Assets, or otherwise of Seller or its Affiliates, arising prior to the Effective Date, for which Seller or any of its Affiliates is or may become liable however arising, including without limitation liabilities and obligations arising pursuant to the law of contracts, tort, strict liability or other applicable laws, rules, regulations, or ordinances.  Notwithstanding any other sentence of this section, Buyer does not and will not assume or become obligated to pay or perform with respect to third parties, any liabilities or obligations related to the Business and the Purchased Assets that arise outside of the normal day to day use and operation of the Purchased Assets during the period between the Effective Date and the actual Closing Date.

ARTICLE V.
CLOSING

5.1           Deliveries by Seller.

At the Closing, Seller (or, if applicable, an Affiliate of Seller) shall execute and deliver the following instruments of transfer and assignment:

5.1.1      An instrument of assignment and assumption in the form attached as Exhibit “B” (the “Assignment and Assumption Agreement”), assigning to Buyer all of such party’s right, title and interest in each of the Purchased Assets, together with all consents of third parties that are required to make each such assignment effective as to such third parties;

5.1.2      One or more instruments of assignment (the “Assignment of Intangible Assets”), assigning to Buyer all of such party’s right, title and interest in and to the intangible assets (including intellectual property and Trademarks) included in the Purchased Assets in the forms attached as Exhibit “C”; and

5.1.3      Such additional instruments of conveyance and transfer as Buyer may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets, including the transfer of all Domain Names to Buyer’s preferred registrar, and on the Closing Date, the Seller (or, if applicable, an Affiliate of Seller) undertakes to transfer to Buyer all documents, files, programs, designs, artwork, templates, folders, databases, search engines or other material logins and passwords, guides and tutorials required for the setting up and the running of the Websites included in the Purchased Assets.

5.2           Deliveries by Buyer.

At the Closing, Buyer shall execute and/or deliver the following:

5.2.1      The Purchase Price required by Section 3.1,

5.2.2      Certified resolutions of Buyer’s Board of Directors authorizing the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby.

5.3           Delivery of Possession.

Prior to the Closing Date, Seller shall take such actions as may be necessary or appropriate so that on the Closing Date, Buyer shall be placed in actual possession and control of all of the Purchased Assets.

5.4           Technology Transition.

For a period not to exceed sixty (60) days following the Closing Date, the Seller will provide, at no additional charge, (i) reasonable technical assistance to Buyer with regards to the transfer of all IP related Purchased Assets together with (ii) reasonable training on the operation of and how to support the operation of all of the URL portals listed on Exhibit “A”.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement, Seller hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer.

6.1           Organization, Good Standing and Power.

Seller is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite organizational power and authority to own and lease the Purchased Assets and to carry on the Business, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

6.2           Authorization of Agreement and Enforceability.

Seller has taken all necessary organizational action to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements to which Seller is a party, upon Seller’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

6.3           No Violation; Consents.

The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or operating agreement of Seller, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or any of the Purchased Assets is bound other than those consents, authorizations and approvals that have been or will be obtained prior to the Closing Date or (v) result in the creation or imposition of any Encumbrance upon the Purchased Assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Purchased Assets or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.4           Title to Properties; Absence of Liens and Encumbrances.

Seller and/or an Affiliate thereof will transfer to Buyer at the Closing, good, marketable and indefeasible title to all of the Purchased Assets, free and clear of all Encumbrances.

6.5           Proprietary Rights.

6.5.1      Seller or an Affiliate thereof owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation or grant rights to others in exchange) all of the Proprietary Rights relating to the Purchased Assets.  To the Knowledge of Seller, the Proprietary Rights included in the Purchased Assets constitute all such rights necessary to conduct the Business in accordance with past practice and are being conveyed to Buyer together with the other Purchased Assets.  The validity of the Proprietary Rights relating to the Purchased Assets and the rights therein of Seller and its Affiliates have not been questioned in any litigation to which Seller or an Affiliate of Seller is a party, nor to the Knowledge of Seller has any such litigation been threatened.  To the Knowledge of Seller, the conduct of the Business does not conflict with, nor infringe on patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others, nor has any person or entity alleged so.

6.5.2      Seller has no Knowledge of any infringement of any Proprietary Rights owned or licensed by Seller or its Affiliates that relate to the Busines. To the Knowledge of Seller, no present or former director or officer or employee, or consultant of Seller or any Affiliate of Seller has any interest in any of the Proprietary Rights relating to the Purchased Assets.

6.5.3      All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Proprietary Rights in the Purchased Assets on behalf of Seller or its Affiliates either (a) have been party to a “work-for-hire” arrangement or agreement with the Seller or its Affiliates, in accordance with applicable federal and state law, that has accorded Seller or its applicable Affiliate full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (b) have executed appropriate instruments of assignment in favor of the Seller or an Affiliate of Seller as assignee that have conveyed to the Seller or an Affiliate of Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

6.5.4       To Seller’s Knowledge, each of the Assigned Agreements is valid and enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.  To Seller’s Knowledge, no such agreement, contract, commitment, lease or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply.   No advance payments have been received by Seller or an Affiliate thereof by or on behalf of any party to any of the Assigned Agreements for services to be rendered or products to be delivered to such party after the Closing Date.  Except as has been obtained by Seller or an Affiliate thereof in writing and delivered to Buyer at or before Closing, no consent or approval of any party to any Assigned Agreement is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

6.6           Permits; Licenses.

Seller, to the best of its Knowledge, has all permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are required to operate the Business (collectively, the “Permits”) and Seller is in compliance with the terms and conditions of the Permits.  Exhibit “E” sets forth a correct and complete list of all Permits, each one of which is in full force and effect.  No suspension or cancellation of any of the Permits has been threatened and no cause exists for such suspension or cancellation.  Any Permits that cannot be transferred are identified as such on this Exhibit “E”.

6.7           Compliance with Laws.

Seller, to the best of its Knowledge, has at all times conducted, and is presently conducting, the Business so as to comply with all laws, ordinances and regulations (including rules, guidelines and contractual obligations of the relevant carriers and aggregators) applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets, in each case except where the failure to comply would not, individually or in the aggregate, have a material adverse effect on any of the Purchased Assets or the operation of the Business.

6.8           Legal Proceedings.

There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or threatened against Seller, the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement that could reasonably be expected to have a material adverse effect on the Purchased Assets, nor does Seller have Knowledge of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that might affect the transactions contemplated by this Agreement.

6.9           No Finder.

Seller has not taken any action that would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

6.10         Interest in Business.

Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business or any of the Purchased Assets.

6.11         Taxes.

Seller has paid all state Taxes and any other Taxes, the non-payment of which would result in a lien on any of the Purchased Assets.

6.12         Material Contracts.

The contracts listed on Exhibit “A” under the heading “Assigned Agreements” constitute all the material contracts of the Seller that are required to utilize the Purchased Assets in the Business.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Seller.

7.1           Organization, Good Standing, Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and lease the Purchased Assets and to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

7.2           Authorization of Agreement and Enforceability.

Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements, upon Buyer’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

7.3           No Violations; Consents.

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Buyer, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Buyer is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Buyer, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Buyer is a party or any of its assets is bound or (v) result in the creation or imposition of any Encumbrance upon its assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or prevent or delay the consummation of the transactions contemplated by this Agreement.

7.4           Legal Proceedings.

There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or threatened against Buyer or any of Buyer’s properties, assets, operations or businesses, nor does Buyer have Knowledge of any basis for any such claim, action, suit, proceeding, investigation or inquiry, nor is Buyer a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority, that might prevent or delay the consummation of the transactions contemplated hereby.

ARTICLE VIII.
COVENANTS OF SELLER PRIOR TO CLOSING DATE

8.1           Required Actions.

Between the date of this Agreement and the Closing Date, Seller covenants that it will, in its conduct of the Business, except as otherwise agreed by Buyer in writing:

8.1.1       Performance of Obligations.
(a)            Operate the Business only in the usual, regular and ordinary manner as such Business was conducted immediately prior to the date of signing and, to the extent consistent with such operation, use commercially reasonable efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) preserve its relationships with customers, suppliers and others having business dealings with Seller in connection with the Business;

(b)          Perform all material obligations of Seller relating to the Purchased Assets and the Business in accordance with Seller’s past practice;

8.1.2       Approvals, Consents.   Obtain in writing as promptly as possible all approvals and consents required to be obtained by Seller or any Affiliate thereof in order to effectuate the Transactions contemplated hereby and deliver to Buyer copies of such approvals and consents, including but not limited to that of Neustar, Inc. (CSCA) to the transfer of all the Short Codes set out in Exhibit “A”;

8.1.3       Update Schedules. Promptly disclose to Buyer any information contained in the representations and warranties of Seller contained in Article VI or in the Schedules to this Agreement which Seller discovers is no longer complete or correct in all material respects;

8.1.4       Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

8.2           Prohibited Actions.

Between the date of this Agreement and the Closing Date, in its conduct of the Business, Seller shall not, except as otherwise agreed by Buyer in writing:

(a)          Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of the Business consistent with past practices;

(b)          Change in any material respect the character of the Purchased Assets or the Business;

(c)           Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement that is not in the ordinary course of the Business consistent with past practices;

(d)          Subject to new lien, security interest or any other Encumbrance any of the Purchased Assets;

(e)           Except as required by law, including the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and except as required pursuant to this Agreement to obtain the requisite consent of third parties, publicize, advertise or announce to any third party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

(f)           Except in the ordinary course of business consistent with past practices, cancel, release or relinquish any material debts of or claims against others by Seller with respect to the Business or waive any material rights relating to the Business or the Purchased Assets;

(g)          Terminate or materially modify any material lease, contract, governmental license, permit or other authorization or agreement affecting the Business or the Purchased Assets or the operation thereof; or

(h)          directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the direct or indirect disposition of any of the Purchased Assets or the Business to any Person other than Buyer, or (ii) license any of Seller’s Proprietary Rights relating to the Business to any Person other than in the ordinary course of business consistent with past practice, or (b) provide any assistance or any information to or otherwise cooperate with any Person other than Buyer in connection with any such inquiry, proposal or transaction.  Seller hereby represents that neither Seller nor any of its Affiliates is now engaged in discussions or negotiations with any party other than Buyer with respect to any transaction of the kind described in clause (a) of the preceding sentence (a “Proposed Acquisition Transaction”).

ARTICLE IX.
COVENANTS OF BUYER PRIOR TO CLOSING DATE

9.1           Required Actions.

Between the date of this Agreement and the Closing Date, Buyer shall, except as otherwise agreed by Seller in writing:

9.1.1      Confidentiality.  Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other Confidential Information or any data or business or financial books, records or other information of or pertaining to Seller, which have been furnished to Buyer by Seller or to which Buyer, or any of its officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Buyer, except as required by law;

9.1.2      Notice of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Buyer of any of its representations, warranties, covenants or agreements hereunder; and

9.1.3      Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

ARTICLE X.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1         Accuracy of Representations and Warranties.

The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on and as of the Closing Date.

10.2         Performance of Agreement.

Seller shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

10.3         Secretary’s Certificate.

Buyer shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary or similar officer of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement and the Ancillary Agreements to which Seller is a party.

10.4         Injunction.

On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Buyer.

10.5         Actions and Proceedings.

All corporate or organizational actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

10.6         Consents.

Any third party and governmental consents, approvals or authorizations necessary for the conveyance of any of the Purchased Assets, and the effective use or operation thereof by Buyer, or valid consummation of the transactions contemplated hereby shall have been obtained, including, but not limited to, the consent of Neustar, Inc. to the transfer of all of the Short Codes, and the consent of all wireless carriers (if required) to the Buyer.

ARTICLE XI.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:

11.1         Accuracy of Representations and Warranties.

The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects on and as of the Closing Date.

11.2         Performance of Agreement.

Buyer shall have paid the Purchase Price and performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

11.3         Secretary’s Certificate.

Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Buyer with respect to the incumbency and specimen signature of each officer or representative of Buyer executing this Agreement and the Ancillary Agreements to which Buyer is a party.

11.4         Injunction.

On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

11.5         Actions or Proceedings.

All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE XII.
OBLIGATIONS AFTER THE CLOSING DATE

12.1         Confidentiality.

Both Parties hereby covenant and agree that, except as may be required by law, rule or regulation or court order, unless this Agreement is terminated, it will not at any time reveal, divulge or make known to any Person (other than the other Party or its agents) any information that relates to this Agreement, the transactions contemplated hereby or the Business (whether now possessed by a Party or furnished by a Party  after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Business that are of a confidential nature (collectively, the “Confidential Information”).

12.2         Technology Transition.

Seller shall fulfill its obligation with regard to the transition of technology as set forth in Section 5.4.

12.3         Further Assurances of Seller.

From and after the Closing Date, Seller shall, at the request of Buyer, execute, acknowledge and deliver to Buyer (or shall cause to be executed and delivered by an Affiliate thereof to Buyer), without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Buyer may reasonably request (i) to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement.

ARTICLE XIII.
TERMINATION

13.1       Termination of Agreement.

This Agreement may be terminated (by written notice provided to the other Party):

(i)             by the mutual consent of Seller and Buyer;

(ii)            by Seller or Buyer if the Closing has not occurred on or prior to the Closing Date, unless the absence of such occurrence shall be due to the delay or failure of the Party seeking to terminate this Agreement (or its subsidiaries or affiliates) to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing;

(iii)           by Buyer if (A) any of the representations and warranties of Seller contained in Article VI hereof were incorrect in any material respect when made or become incorrect in any material respect, or (B) any of the conditions set forth in Article X are not met or cannot be met on or before the Closing Date; or

(iv)           by Seller if (A) any of the representations and warranties of Buyer contained in Article VII hereof were incorrect in any material respect when made or become incorrect in any material respect, or (B) any of the conditions set forth in Article XI are not met or cannot be met on or before the Closing Date.

13.2       Return of Documents.

If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.

13.3       Limitations on Remedies.

If this Agreement is terminated by Seller or Buyer as permitted under Section 13.1 and not as a result of a breach of a representation or warranty or the failure of any Party to perform its obligations hereunder, such termination shall be without liability of any Party.

ARTICLE XIV.
SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION

14.1         Survival of Representations and Warranties.

All representations and warranties of the Parties shall survive the Closing Date and continue in full force and effect for a period of six (6) months thereafter (“Survival Period”).  Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive during the Survival Period.  No investigation made by any Party hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the other Party.

14.2         Indemnification by Seller.

14.2.1
“Seller General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by Buyer or any of its successors or assigns and their respective directors, officers and employees (each a “Buyer Indemnified Party”) after the Closing Date in connection with (i) any breach of any of the representations or warranties made by Seller in this Agreement (provided Buyer makes a written claim for indemnification within the Survival Period), (ii) any default by Seller in respect of any of the covenants or agreements made by Seller in this Agreement or (iii) any attempt (whether or not successful) by any Person to cause or require Buyer to pay any liability of, or claim against, Seller of any kind in respect of licensing, ownership or use of the Purchased Assets in the Business prior to the Closing Date, to the extent not specifically assumed or subject to an indemnity by Buyer under the terms of this Agreement.  Subject to the further provisions of this Article XIV, Seller covenants and agrees with Buyer that Seller shall pay, and shall indemnify all Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Seller General Liabilities

14.2.2
Notwithstanding anything to the contrary set forth in Section 14.2.1, Seller shall have no obligation to indemnify any Buyer Indemnified Party from and against any Losses until the aggregate indemnifiable Losses exceed Fifty Thousand $50,000.00, at which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against all such Losses relating back to the first dollar.

14.3         Indemnification by Buyer.

“Buyer General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by any of Seller or its successors or assigns and their respective directors, officers and employees (each a “Seller Indemnified Party”) after the Effective Date, in connection with (i) any breach of any of the representations or warranties made by Buyer in this Agreement (provided Seller makes a written claim for indemnification within the Survival Period), (ii) any default by Buyer in respect of any of the covenants or agreements made by Buyer in this Agreement, (iii) any attempt (whether or not successful) by any Person to cause or require Seller to pay or discharge any Assumed Liability or any liability of, or claim against, Buyer of any kind in respect of licensing, ownership or use of the Purchased Assets or the operation of the Business on or after the Effective Date to the extent not specifically subject to an indemnity by Seller under the terms of this Agreement. Subject to the further provisions of this Article XIV, Buyer covenants and agrees with Seller that Buyer shall pay, and shall indemnify all Seller Indemnified Parties, and hold them harmless from, against and in respect of, any and all Buyer General Liabilities. Notwithstanding anything else set out in this section, “Buyer General Liabilities does not include Losses resulting from actions of the Seller between the Effective Date and the Closing Date that are in material breach of Article 8.1.1 or 8.2 hereof.

14.4         Procedures for Indemnification.

14.4.1     Each Indemnified Party shall promptly give notice hereunder to the indemnifying Party after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity in this Article XIV, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying Party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by the indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the indemnifying Party shall be deemed a waiver by the indemnifying Party of its right to defend such claim or action.  Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

14.4.2      The indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

14.4.3      If the indemnifying Party shall not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

14.4.4      If the indemnifying Party shall not, within thirty (30) days after its receipt of the notice required by Section 14.4.1 hereof, advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto.  If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

14.5         Payment of Indemnification Obligations.

Each indemnifying Party shall pay promptly to any Indemnified Party the amount of all non-disputed damages, losses, deficiencies, liabilities, costs, expenses (including reasonable attorneys’ fees), claims and other obligations to which the foregoing provisions of this Article XIV relates;  provided, however, that the aggregate of such indemnification obligation of either Party under this Article XIV shall not exceed the Purchase Price.

14.6         Interest on Unpaid Obligations.

If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by law or (ii) two percent (2%) per annum.

14.7         Exclusive Remedy.

Other than with respect to breaches of a Party’s representations, covenants and warranties hereunder which are a result of fraud or intentional misrepresentation (for which all statutory, equitable or common law remedies that a Party may have in its favor shall be available), the foregoing indemnification provisions shall be the sole and exclusive remedy of a Seller Indemnified Party or a Buyer Indemnified Party, as applicable, for all claims arising from this Agreement against the other Party. To the maximum extent permitted by law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to a breach of any representation or warranty of a Party, whether under any laws, at common law or otherwise.  Except as provided in this Article XIV, no claim, action or remedy shall be brought or maintained by any Party (including any Seller Indemnified Party or Buyer Indemnified Party) against any other Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the Parties hereto set forth or contained in this Agreement.

ARTICLE XV.
GENERAL

15.1           Expenses.

Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Buyer and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

15.2           Publicity.

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller. Except as may be required by law or regulation (including SEC disclosure obligations), no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld.

15.3           Waivers.

The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision.

15.4           Binding Effect; Benefits.

This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, and  and their respective successors and assigns.   Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.5           Bulk Transfer Laws.

Seller shall take such actions as are necessary to comply with the provisions of any and all applicable laws relating to bulk transfers in connection with the sale of the Purchased Assets. Seller covenants and agrees to indemnify and save harmless Buyer from and against any and all losses, liability, cost and expense (including reasonable attorneys fees) arising out of noncompliance with such bulk transfer laws.

15.6           Notices.

All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven (7) days after mailing thereof.

If to Seller, to:	Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, NY 10018

If to Buyer, to:	Mkono Media Corp.
601 W. Broadway, Suite 400, Vancouver, BC, Canada V5Z 4C2.
Vancouver, British Columbia, Canada

or to such other address as such Party shall have specified by notice to the other Party hereto.

15.7           Entire Agreement.

This Agreement (including the Exhibits and Schedules) and the documents delivered constitute the entire agreement and understanding between the Parties as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof including for sake of clarity only, the Letter of Intent signed August 4, 2011. No change, amendment, modification or supplement to this Agreement (including the Exhibits and Schedules) shall be binding upon or legally enforceable against the Parties unless set forth in an instrument in writing signed by both Parties or their respective successors in interest.  No termination, waiver or attempted waiver of any of right, option, obligation, remedy or provision(s) hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

15.8           Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.9           Headings.

The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

15.10         Construction.

Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.11         Governing Law and Choice of Forum.

The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the domicile state of the defending party, without regard to conflicts of laws principles.  All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in the domicile county and state of the defending party.  Each of the Parties agrees to submit to the jurisdiction of such courts shall be proper for all purposes of this Agreement.

15.12         Cooperation.

The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

15.13         Severability.

If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

15.14         Attorneys’ Fees.

If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the losing Party shall pay to the prevailing Party reasonable out-of-pocket attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.

15.15         Successors and Assigns.

The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Parties hereto and each of their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MKONO MEDIA CORP.

By:	/s/ Steve Richter
Steve Richter

ATRINSIC, INC.

By:	/s/ Stuart Goldfarb
Stuart Goldfarb
CEO

EXHIBIT A

TO

ASSET PURCHASE AGREEMENT

[Assets]

CSC Short Codes         Associated Domain Name

(i)	MMP3G.com also (short code 71422),
(ii)	Ringtone.com (short code 36726),
(iii)	Bid4prizes.com (short codes 81000 and 88230),
(iv)	Gatorarcade.com (short codes 44577 and 87777),
(v)	Gatorarcade.ca (short code 87777),
(vi)	Ringtonechannel.com (short code 25000 and 44577),
(vii)	Imatchup.com (short code 44577),
(viii)	Imatchup.ca (short code 25000), and
(ix)	SlimLizard.tv (short code 24885)

All right, title and interest including intellectual property interests in all the above referenced Short Codes and associated URLs.

Included with the gatorarcde.com site are all right, title and interest including intellectual property interests and software source code in the below referenced “games” (the “Games”):

GameName      Developer
Ancient Hearts	Toybox Games
Ancient Quick 21	Toybox Games
Ancient Spades	Toybox Games
Bongo Bingo	Toybox Games
Cribbage	Toybox Games
Crossword	Toybox Games
FreeCell	Toybox Games
Garden Dreams	Toybox Games
Gator Factory	Toybox Games
Gator Flip or Flop	Toybox Games
Gator Sudoku	Toybox Games
Gator Tripeaks	Toybox Games
KrazyKubes	Toybox Games
Ouba	Toybox Games
Paradise Pet Salon	Toybox Games
Poker Squares	Toybox Games
Roller Rush	Toybox Games
Space Lander	Toybox Games
Video Poker	Toybox Games

 On the Closing Date, the Buyer grants to the Seller an irrevocable, perpetual, royalty free,worldwide and non-exclusive license to continue using the Games and offering them for use by consumers on its own websites in accordance with past practices and to maintain its obligations under existing distribution agreements.

All website content including copyright to same related to the above referenced websites in current useable format, all source code for the above referenced websites including but not limited to internal files for using the sites with the following extensions.ASPX, .BMP, .CCT, .CFM, .CHM, .CONFIG, .CST, .CSV, .CXT, .DAT, .DB, .DCR, .DIR, .DLL, .DOC, .EXE, .FLV, .GIF, .GIFBK, .HTML, .ICO, .INI, .JAD, .JAR, .JPEG, PGBK, .JSCRIPT, .JSFL, .MID, .MIDI, .MP3, .MUS, .NSIS, .PAR, .PDF, .PHP, .PNG, .PPTX, .PREARM, .PREFS, .PSD, .SCC, .SKL, .STATS, .SWD, .SWF,.TMP,.TXT, .WINRAR, .X32, and .XML , together with an export of the complete customer database in a digital format to be agreed with fields as already agreed upon and on timeframes to be agreed upon relating to each website.

All past content and all present content (that are currently in inventory) that was or is being provided to consumers as the service element of Business operated through the Domain Names listed above.

All registered and unregistered trademarks associated with any of the above referenced Purchased Assets.

All 1-800 numbers for the associated customer care centre for the Short Codes and URLS (Seller to take all necessary actions to facilitate transfer of these numbers to Buyer through its third party provider Five9.)

All records, files and papers relating to the Purchased Assets, including but not limited to domain name registration and Short Code registration.

The subscriber database(s) containing only those active and inactive subscribers for the above-referenced URLs, but not including any active or inactive subscribers that are, or who have been, identified as active or inactive subscribers to Kazaa.

Assigned Agreements:

1.           Neustar License Agreements for the Short Codes.

List of Trademarks

Name	Owner
B4P	Atrinsic or an Affiliate of Atrinsic

IMATCHUP.COM	Atrinsic Inc. or an Affiliate of Atrinsic
IMATCHUP.COM	Atrinsic Inc. or an Affiliate of Atrinsic.